EXHIBIT 10.2(d)


                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT, made as of January 1, 2001, by and between RICHARD W. MAYHEW (the "Employee") and MSM ACQUISITION CO., a Virginia corporation (the "Company"), provides:

      In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:

1.    EMPLOYMENT.

      The Company hereby employs the Employee, and the Employee hereby accepts such employment, to serve as President and Chief Executive Officer of the Company, upon and subject to the terms and conditions hereafter set forth.

2.    TERM OF EMPLOYMENT.

      The initial term of this Agreement and of the Employee's employment by the Company shall be for the period beginning on the date hereof and ending on December 31, 2005, unless sooner terminated in the manner herein provided. At the expiration of such initial term, this Agreement shall automatically renew from year to year unless terminated by either party hereto by written notice at least sixty (60) days before the end of such initial term or of any renewal term hereof.

3.    DUTIES.

      The Employee shall perform to the very best of his ability and in the best interests of the Company all executive, managerial and other duties that are (i) mandated for the office of President and/or Chief Executive Officer pursuant to the bylaws of the Company as in force and effect from time to time, (ii) assigned to him by the Board of Directors of the Company or (iii) as assigned to him by the Chairman of the Bank of Powhatan, N.A. ("Bank"). The Employee shall perform his duties hereunder on a full time and exclusive basis.

4.    COMPENSATION.

      4.1 The Company shall pay a salary to the Employee at the annual rate of $120,000. At any time during the term of this Agreement, the Company and the Employee may mutually agree to modify the aforementioned annual salary rates. The Company during the term of the Employee's employment, shall pay to the Employee his salary in installments on the first and fifteenth days of each month or at such other intervals as the Company and the Employee shall mutually agree, from which shall be withheld federal and state income taxes, social security taxes and such other amounts as may be required to be withheld under applicable law.

      4.2  Bonus.  (a)(i)  As used in this  Agreement,  the term
"Determination Year" shall mean each fiscal year of the Company ending December 31, starting December 31, 2001 and ending prior to the Termination Date (as defined in Section 7 below), [Reference Column 1 on Schedule A (defined below)].

            (ii) As used in this Agreement, the term "Annual Profit" shall mean the "net income or loss" of the Company for each Determination Year after provision for state and federal and state income taxes. For the purposes of determining Annual Profit (A) the Company shall be considered an independent entity, which files separate and not consolidated income tax returns for each Determination Year; (B) the "net income or loss" of the Company shall be reduced by (1) the total amount of interest accrued for each Determination Year under that certain line of credit note, a copy of which is attached hereto as Exhibit 1, with an aggregate borrowing limit of $200,000 established by the Bank on the date of this Agreement for the benefit of the Company, whether paid or unpaid, to the extent not already taken into account in calculating such "net income or loss," and (2) any payments made by the Bank to the Company for services rendered or products sold to the Bank by the Company, which are not fees for the providing of mortgage broker services by the Company; and (C) the "net income or loss" of the Company shall be net of all expenses, including commissions and all costs of sales. [Reference Column 2 on Schedule A].

            (iii) As used in this Agreement, the term "Unadjusted Cumulative Investment" shall mean an amount equal to the sum of all actual cash contributions to the capital of the Company made by the Bank at any time prior to the end of a given Determination Year, without any offsets. The principal of any loans (as evidenced by an executed promissory note) made by the Bank to the Company, together with any interest accrued therewith, shall not be considered cash contributions to the capital of the Company. [Reference Column 3 on Schedule A].

            (iv) As used in this  Agreement,  the term  "Adjusted
Required Investment Return as of the End of Such Given Determination Year Before AIR Calculation" shall mean an amount calculated by multiplying (A) the difference between the sum of the actual cash contributions to the capital of the Company by the Bank, calculated on a weighted average basis, at any time prior to the end of a given Determination Year and the sum of the Actual Investment Returns calculated for all periods ending prior to the given Determination Year against, (B) an annual rate of return on a compounded basis of ten percent (10%). Such calculation for actual cash contributions shall commence as of January 1, 2001 and be made up to and including the end of each Determination Year. Such calculation shall be adjusted to account for capital contributions that have not been made for an entire year. [Reference Column 4 on Schedule A].

            (v)  As used in this  Agreement,  the term  "Adjusted
Required Investment Return as of the End of Such Given Determination Year After AIR Calculation" shall mean an amount calculated by multiplying (A) the difference between the sum of the actual cash contributions to the capital of the Company by the Bank, calculated on a weighted average basis, at any time prior to the end of a given Determination Year and the sum of the Actual Investment Returns calculated for all periods ending prior to and including such given Determination Year against, (B) an annual rate of return on a compounded basis of ten percent (10%). Such calculation for actual cash contributions shall commence as of January 1, 2001 and be made up to and including the end of each Determination Year. Such calculation shall be adjusted to account for capital contributions that have not been made for an entire year. [Reference Column 8 on Schedule A].

            (vi) As used  in this  Agreement,  the  term  "Actual
Investment Return" shall mean an amount equal to eighty percent (80%) of the Excess Return (as defined below). [Reference Column 6 on Schedule A].

            (vii) As used in this Agreement, the term "Excess Return" shall mean the positive amount by which (A) the positive Annual Profit (that is, the Annual Profit must be a positive number) for a given Determination Year exceeds (B) the sum of (1) any cumulative negative Annual Profit for Determination Years consecutively and immediately preceding the current Determination Year (if any) and (2) the Adjusted Required Investment Return as of the End of Such Given Determination Year Before AIR Calculation (if any). [Reference Columns 5 and 6 on Schedule A].

      (b) For any Determination Year as to which the Annual Profit is greater than $0, the Employee shall be entitled to a bonus of twenty percent (20%) times the Excess Return (if any) for such Determination Year. For any Determination Year as to which the Annual Profit is $0 or less (negative), the Employee shall not be entitled to a bonus.

      (c) Within sixty (60) days after the end of each Determination Year, the Company shall deliver a writing to the Employee describing in reasonable detail the amount of bonus, if any, calculated for purposes of this Section 4.2.

      (d) The amount of bonus will be calculated by the regularly engaged independent certified public accountants of the Bank (the "Accountants") in a manner consistent with generally accepted accounting principles. Each bonus calculation made by the Accountants shall be final and binding on the Company and the Employee, except if the Accountants act in bad faith. If a bonus is payable for a given Determination Year, the Company shall make payment thereof to the Employee not later than ninety (90) days after the end of such given Determination Year.

      (e) For purposes only of giving an example as to the bonus calculation, Schedule A is attached hereto and incorporated by reference herein and uses hypothetical factors. Using Schedule A as a reference, the procedural steps to calculate the Employee's bonus are: (1) first, determine the given Determination Year [see Column 1 on Schedule A]; (ii) second, determine the Annual Profit for such given Determination Year [see Column 2]; (iii) third, determine the Adjusted Required Investment Return as of the end of such given Determination Year before AIR calculation [see Column 4 - for each given Determination Year, this column is effected by the results of Column 8 after the calculation of the bonus for the immediately preceding Determination Year]; (iv) fourth, determine the Bonus Calculation and Amount for such given Determination Year [see Column 5, which uses the factors of Column 2 and 4] and which is the amount payable to the Employee under Section 4.2 as his bonus; (v) fifth, calculate the Actual Investment Return as of the end of such given Determination Year [see Column 6, which uses the factors of Columns 2 and 4];
(vi) sixth, determine the Adjusted Required Investment Return as of the end of such given Determination Year after AIR calculation [see Column 7, which looks back at Column 6 to determine if there is sufficient Annual Profit for the given Determination Year (see Column 2) to cover the Adjusted Required Investment Return as of the end of such given Determination Year before AIR calculation (see Column 4); (vii) seventh, determine the Adjusted Cumulative Investment as of the end of such given Determination Year after AIR calculation [see Column 8 which uses the factor of Column 8 for the immediately preceding Determination Year plus the amount of any new capital contributions made during the current Determination Year and then deducts the amount of the Actual Investment Return as of the end of such given Determination Year (see Column 6)]; and then, repeat the process for the next Determination Year.

5.    VACATION LEAVE.

      During the term of this Agreement, the Employee shall be entitled to twenty (20) business days of vacation each year, without loss of pay, provided, however, the Board of Directors of the Company may allow such additional vacation as it deems reasonable. Such vacation shall be non-cumulative in that unused vacation may not be carried over to a subsequent year.

6.    INSURANCE, EXPENSES AND BENEFITS.

      6.1 Generally, during the term of the Employee's employment, Employee shall receive and be entitled to participate in all benefits offered to executive employees of the Company, the Bank and any bank holding company that becomes affiliated with the Bank (the "Holding Company"). Notwithstanding the foregoing, at all times, during the term of this Agreement, the Company, at its sole expense, shall provide to the Employee (a) a hospitalization policy covering the Employee and his spouse and (b) a disability policy covering the Employee.

      6.2 The Company shall reimburse the Employee for all reasonable travel, entertainment and similar expenses incurred in the promotion of the Company's business upon presentation by such Employee from time to time of written itemized accounts and vouchers for such expenditures, provided, however, that such expenditures would not cause the Company to exceed the amount budgeted for such expenses for all employees of the Company as such figure appears in the Company's annual budget approved by the Company's Board of Directors.

7.    TERMINATION OF EMPLOYMENT.

      7.1. Upon the occurrence of any of the following events and the expiration of the period, if any, indicated (the "Termination Date"), this Agreement and the Employee's employment hereunder shall terminate:

            (a)   Immediately upon the death of the Employee.

            (b) Immediately upon the delivery by the Company to the Employee of written notice of termination of his employment by reason of (i) his gross incompetence, gross negligence, misconduct in office or breach of a fiduciary duty to the Company, the Bank or Holding Company, (ii) breach of any of the terms of this Agreement including the failure to perform his duties and responsibilities hereunder, (iii) his dishonesty with respect to the Company, the Bank or the Holding Company, (iv) his conviction of a felony or crime of moral turpitude, embezzlement or fraud or (v) any conduct by Employee that jeopardizes the normal operation of the Bank or Holding Company (collectively, "Cause").

            (c) On the day that the term of this Agreement or any renewal thereof expires in the event that proper notice is given pursuant to Section 2 above.

            (d) On the date which is thirty days after the Company provides written notice to the Employee that the Employee's employment has been terminated for reasons other than "Cause" or for no reason whatsoever.

      7.2. (a)   Upon such termination of this Agreement pursuant to any of
Section 7.1(a), (b) or (c), the Company shall have no further obligations to the Employee (including, but not limited to, under Sections 4, 5 and 6 above) except for the payment of the Employee's accrued and unpaid salary as of the Termination Date.

            (b)  Upon  termination of this  Agreement  pursuant to
Section 7.1(d), the Company shall have no further obligation to the Employee (including, but not limited to, under Sections 4, 5 and 6 above) except for the payment to the Employee of an amount equal to the sum of all accrued and unpaid salary as of Termination Date and $60,000.

8.    CONFIDENTIAL  INFORMATION.  As consideration  for and to induce the
employment  of  the  Employee  by  the  Company,   the  Employee   hereby
covenants and agrees that:

            (a) All information relating to or used in the business and operation of the Company (including but not limited to billings, identities of accounts, customers and prospects, mortgage product development information, computer and computer software design information), whether prepared, compiled, developed, or obtained by the Employee or by other employees or the Company, prior to or during the term of the employment of the Employee, are and shall be confidential information and/or the trade secrets and the exclusive property of the Company.

            (b) All data and information relating to the businesses and operations of customers of the Company, whether prepared, compiled, developed, or obtained by the Employee or by other employees or the Company or by customers of the Company prior to or during the term of the employment of the Employee, are and shall be confidential information and the exclusive property of the Company or its customers, or both.

            (c) All records of and materials relating to trade secrets of the Company and to confidential information which are the property of the Company or its customers, or both, whether in written form or in a form produced or stored by any electrical or mechanical means or process (including, but not limited to, drawings, diagrams, work notes, cards, tapes, diskettes, run books, studies, reports and correspondence), whether prepared, compiled or obtained by the Employee or by other employees of the Company or by the customers of the Company prior to or during the term of the employment of the Employee, shall be the exclusive property of the Company or its customers, or both.

            (d) Except in the regular course of his employment by the Company or as the Company may expressly authorize or direct in writing, and in both cases, for the sole benefit of the Company, the Employee shall not, during or after the term of his employment, copy, reproduce, disclose or divulge to others, use or permit others to use any trade secrets of the Company or any confidential information which is the property of the Company or its customers, or any records of or materials relating to any such trade secrets or confidential information. The Employee further covenants and agrees that during the term of his employment he shall not remove from the custody and control of the Company any records or any materials relating to such trade secrets and confidential information and that upon the termination of his employment he shall deliver all such material to the Company. Notwithstanding anything to the contrary, the Employee shall not be deemed in violation of this
Section 8(d) if he is required to testify or produce documents pursuant to any court order, notice of deposition or subpoena related to any litigation or governmental proceeding or investigation provided that the Employee has given the Company reasonable prior written notice of such testimony or document production so that the Company may take such action as it desires to protect its trade secrets and confidential information.

9.    COVENANT NOT TO COMPETE.

      As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that:

            (a) During the term of this Agreement and for the period from the date of termination or expiration hereof until December 31, 2005, the Employee will not (i) directly or indirectly provide mortgage broker services to persons or entities domiciled in the Commonwealth of Virginia and/or (ii) directly or indirectly, manage, or operate, or participate in the management or operation, or serve as an employee, agent, or representative of, any corporation, association, partnership, proprietorship or other business entity that (A) provides mortgage broker services to persons or entities domiciled in the Commonwealth of Virginia and (B) employs or uses the Employee in any capacity directly or indirectly related to the providing of mortgage broker services to persons or entities domiciled in the Commonwealth of Virginia.

            (b) Nothing herein prohibits the Employee from engaging in any activity which cannot reasonably be construed to be competitive with the Company.

            (c) Each of the prohibited aspects of conduct under Section 9(a) above shall be deemed independent covenants and separately enforceable.

10.   RESERVED.

11.   SPECIAL REMEDIES.

      The Employee hereby covenants and agrees that:

            (a) A remedy at law for any breach or threatened breach by him of Sections 8 and 9 above will be inadequate by its nature because the duties which he renders to the Company as an employee are of a special, unique and extraordinary character. Accordingly, if the Employee violates any of the provisions of Sections 8 and 9 above, the Company shall be entitled to injunctive and other appropriate remedies otherwise available to it at law or in equity.

            (b) The geographical area, activity and time period restrictions imposed upon him in Sections 9 above, as the case may be, are fair and reasonably required for the protection of the Company. However, if a court of competent jurisdiction shall refuse to enforce all of the separate covenants of the aforementioned Sections, then such unenforceable covenants shall be separated from the provisions hereof to the extent necessary to permit the remaining covenants to be enforced. In the event that a court of competent jurisdiction determines that the geographical area, activity or time period restrictions exceed whatever standards which the court deems enforceable, then such restrictions shall be reformed by such court and be applicable for such lesser geographical area, activity or time period. The parties agree to be bound by such judicial modification with the same force and effect as if such modification were contained in the covenants in the first issuance of this Agreement.

            (c) If (i) the Company initiates a lawsuit or proceeding to enforce the provisions of any of Sections 8, 9 and/or 11 and (ii) the Company substantially prevails in such lawsuit or proceeding, then, the Employee shall reimburse the Company for its court costs and reasonable attorneys' fees incurred in connection therewith promptly upon request by the Company to the Employee.

12.   SURVIVAL.

      The agreements and covenants made by the Employee in and the obligations of the Employee under separate sub-sections of Sections 8 and 9 and under
Section 11 above shall survive the expiration of this Agreement and the termination of the employment of the Employee hereunder. Each such agreement and covenant by the Employee shall be construed as a covenant and agreement independent of any other provisions herein, and the existence of any claim or cause of action by the Employee against the Company shall not constitute a defense to the enforcement of provisions of any such covenant or agreement.

13.   ASSIGNMENT.

      The Employee acknowledges that this Agreement is personal services contract. Accordingly, this Agreement may not be assigned by the Employee, without the prior written consent of the Company.

14.   NOTICES.

      All notices, consents, and other communications to, upon, and between the respective parties hereto shall be in writing and shall be deemed to have been given, delivered, or made when sent or mailed by registered or certified mail, postage prepaid, and return receipt requested and addressed to the Company at its principal office in Richmond, Virginia, and to the Employee at his residence as shown upon the employment records of the Company.

15.   MODIFICATION.

      No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.

16.   BENEFIT.

      All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Employee and his personal representatives.

17.   SEVERABILITY.

      In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable or invalid portions were not a part hereof.

18.   CONSTRUCTION.

      This Agreement is executed and delivered in the Commonwealth of Virginia, without reference to that jurisdiction's conflict of law provisions. This Agreement supercedes all other agreements, whether oral or written, between the Employee and the Company, or any of its affiliated or parent companies, with respect to the terms of Employee's employment by the Company or any of its affiliated or parent companies. All such prior agreements are null and void.

19.   HEADINGS.

      The headings provided herein are for convenience only and shall not affect the interpretation of this Agreement

20.   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          MSM ACQUISITION CO.,
                                          a Virginia corporation


                                    By:  /s/  William C. Wiley
                                       ---------------------------------
                                          William C. Wiley, Director


                                      /s/  Richard W. Mayhew
                                    ------------------------------------
                                          Richard W. Mayhew


                                                         SCHEDULE A

     (1)            (2)             (3)           (4)             (5)           (6)             (7)             (8)

                                               Adjusted                                      Adjusted         Adjusted
                                Unadjusted      Required                        Actual       Required        Cumulative
                               Cumulative     Investment                     Investment      Investment      Investment
                                Investment    Return as of        Bonus      Return as of    Return as          as of
 Date of End       Annual          as of          End         Calculation       End            of End        End of Such
     of a        Profit for     End of Such  of Such Given    and Amount     of Such Given    of Such            Given
    Given        Such Given        Given      Determination       for        Determination      Given        Determination
Determination   Determination  Determination   Year Before    Such Given     Year (the "AIR  Determination    Year After
     Year           Year          Year 1          AIR       Determination    Calculation")    Year After          AIR
                                             Calculation 1       Year                            AIR          Calculation
                                                                                             Calculation

  12/31/01        -75,000        230,000     10% x 230,000 =    No Bonus          0             23,000           230,000
                                                 23,000

  12/31/02        225,000        230,000 +   (10% x 230,000)   (.2 x (225,000  (.8 x (225,000   57,500 -        345,000 -
                                 115,000     + (10% x 230,000)  -  (75,000 +    - (75,000 +     57,500 =         74,000 =
                               = 345,000     + (10% x 115,000)   + 57,500)))      57,500)          0             271,000
                                                 = 57,500           = 18,500     = 74,000

  12/31/03        150,000        345,000     10% x (271,000    (.2 x (150,000  (.8 x (150,000  38,600 -        (271,000 +
                               + 115,000     + 115,000) =        - 38,600)) =    - 38,600))    38,600 =         115,000) -
                               = 460,000        38,600              22,280      =  89,120          0             89,120 =
                                                                                                                 @296,900

  12/31/04        300,000        460,000     10% x  296,900     (.2 x (300,000  (.8 x (300,000   29,690 -        296,900 -
                                               29,690            - 29,690)) =    - 29,690)) =    29,690 =        216,248 =
                                                                   54,062          216,248        0              @80,700


  12/31/05       -100,000        460,000     10% x 80,700 =       No Bonus           N/A           N/A             80,700
                                              8,070


  12/31/06        200,000        460,000    (10% x 80,700)      (.2 x (200,000  (.8 x (200,000  16,140 -         80,700 -
                                             +  (10% x           - (100,000 +     - (100,000    16,140 =         67,088 =
                                              80,700) =           16,140))) =     + 16,140)))      0             @13,600
                                                16,140              16,772         =  67,088


  12/31/07        300,000        460,000    10% x  13,600       (.2 x (300,000  (.8 x 300,000    1,360 -         13,600 -
                                              = 1,360            - 1,360)) =      - 1,360)) =    1,360 =        238,912 =
                                                                   59,728          238,912         0           less than 0


--------
1 Assume the Bank made capital contributions to the Company of $230,000, $115,000 and $115,000 on 1/1/01, 1/1/02 and 1/1/03, respectively